Exhibit 99.1

CONTACT:	Investor Relations	Corporate Communications
	404-715-2170	404-715-2554
	InvestorRelations@delta.com	Media@delta.com

Delta Air Lines Announces September Quarter 2021 Profit

September quarter 2021 GAAP pre-tax income of $1.5 billion, pre-tax margin of 16.7 percent and earnings per diluted share of $1.89 on total revenue of $9.2 billion

September quarter 2021 adjusted pre-tax income of $216 million, adjusted pre-tax margin of 2.6 percent and adjusted earnings per diluted share of $0.30 on adjusted operating revenue of $8.3 billion

September quarter 2021 remuneration from American Express exceeds September quarter 2019 levels

ATLANTA, Oct. 13, 2021 – Delta Air Lines (NYSE:DAL) today reported financial results for the September quarter 2021 and provided its outlook for the December quarter 2021. Highlights of the September quarter 2021 results, including both GAAP and adjusted metrics, are on page six and are incorporated here.

“Our September quarter marked an important milestone in our recovery, with our first quarterly profit since the start of the pandemic,” said Ed Bastian, Delta’s chief executive officer. “Our revenues reached two-thirds of 2019 levels thanks to the industry-leading operational performance our people delivered through a busy summer, once again showing why they are the best in the business.”

“While demand continues to improve, the recent rise in fuel prices will pressure our ability to remain profitable for the December quarter. As the recovery progresses, I am confident in our path to sustained profitability as we continue to provide best-in-class service to our customers, strengthen preference for our brand, while creating a simpler, more efficient airline.”

September Quarter Financial and Operating Results

•	Adjusted pre-tax income of $216 million excludes a $1.3 billion net benefit related to the second payroll support program extension (PSP3) partially offset by debt extinguishment charges and mark-to-market adjustments on our investments
•	Adjusted operating revenue of $8.3 billion, which excludes refinery sales, was 66 percent recovered versus September quarter 2019 on capacity that was 71 percent restored. Sequentially versus the June quarter 2021, adjusted operating revenue improved by $1.9 billion, or 30 percent, on an 11 percent increase in capacity
•	Total operating expense, which includes the remaining $1.8 billion of benefit related to PSP3, decreased $3.5 billion compared to the September quarter 2019. Adjusted for the benefit related to PSP3 and costs from third-party refinery sales, total operating expense decreased $2.6 billion or 25 percent in the September quarter 2021 versus the comparable 2019 period
•	Remuneration from American Express in the quarter was just over $1 billion, up 1 percent compared to September quarter 2019
•	Generated $151 million of operating cash flow and invested $619 million back in the business
•	At the end of the September quarter, the company had $15.8 billion in liquidity, including cash and cash equivalents, short-term investments and undrawn revolving credit facilities
•	Led the industry on key operating metrics, including a record combined completion factor of 99.72 in August for both mainline and Delta Connection. These operating results and other enhancements to the customer experience supported domestic net promoter scores above September quarter 2019 levels

1

December Quarter 2021 Outlook

4Q21 Forecast
Capacity [1]	80% restored
Total Revenue [1,2]	Recovered to low 70s percentage
Fuel Price ($/gal) [2,3]	$2.25 - $2.40
CASM-Ex [1,2]	Up 6% - 8%
Capital Expenditures [2]	~$1.2 billion
Adjusted Net Debt [2]	~$22 billion
[1] Compared to December quarter 2019 [2] Non-GAAP measure [3] Fuel guidance based on prices as of October 11 (Brent at $83, cracks at $13, Monroe profit with RINS at $1.30)

Revenue Environment

“Generating a profit for the quarter even with a majority of our corporate and international customers still to return is a great achievement. I am also encouraged by our relative revenue performance, as we expect a record September quarter unit revenue premium. Our ability to deliver a sustained unit revenue premium throughout the pandemic demonstrates the success of our customer-centric and revenue diversification strategies,” said Glen Hauenstein, Delta’s president.

“Our revenue recovery has shown strong progression through the course of the year as our customers return to the skies. With robust holiday demand and an expected improvement in corporate and international demand, we expect total December quarter revenue to recover to the low 70s percentage relative to 2019.”

Operating revenue, adjusted of $8.3 billion for the September quarter 2021 improved 30 percent, or $1.9 billion from June quarter 2021. Compared to the same period in 2019, operating revenue, adjusted was 66 percent restored, in line with the company’s initial revenue guidance even as case counts from the COVID-19 variant impacted demand in August and early September. Total passenger revenue was 63 percent recovered in the September quarter 2021 compared to September quarter 2019 on system capacity that was 71 percent restored compared to 2019 levels.

Compared to the June quarter 2021, system yields improved 4 percent and system load factors improved 11 points to 80 percent. As a result, total unit revenue, adjusted improved 17 percent sequentially.

Revenue-related Highlights:

•	Domestic and Latin continue to lead recovery, Transatlantic improved the most: Domestic passenger revenue was 72 percent restored compared to September quarter 2019, a 17 point improvement in the rate of recovery versus the June quarter 2021. International passenger revenue recovered to 42 percent of September quarter 2019 levels, a 16 point improvement sequentially. Latin is the most restored entity with passenger revenues 84 percent recovered, followed by Transatlantic at 35 percent restored versus September quarter 2019, up 20 points quarter over quarter driven by border reopenings. Pacific passenger revenue remains the slowest to return at 20 percent recovered with traffic largely still limited to essential travel.
•	Premium cabins outperformed main cabin in the most recovered entities: Domestic and short-haul Latin premium product revenue continued to outperform with recovery outpacing main cabin by approximately 10 points. This was driven by an increase in paid premium cabin load factors relative to September quarter 2019, despite business travel being less than 50 percent recovered. This relative outperformance is expected to be reflected at a system level as premium revenue in other entities improves with the return of business and international travel at scale.
•	Corporate demand stable despite delay in return to office: Corporate volumes improved in July but paused at approximately 40 percent recovered for the September quarter 2021 compared to September quarter 2019 as corporations delayed the reopening of offices due to the COVID-19 variant. This was a 10 point improvement sequentially from the June quarter, but below expectations set at the outset of the quarter. With the decline in COVID-19 case counts, Delta saw improving domestic corporate volumes exiting September, and that improvement continues in October. Small and Medium Enterprises continue to lead the recovery in business travel.

2

•	American Express remuneration exceeded 2019 levels: American Express remuneration in the quarter exceeded 2019 levels on co-brand spend that was nearly 15 percent higher than 2019 and acquisitions that were approximately 95 percent restored to 2019. Strong portfolio spend more than offset travel-related remuneration. The company expects total remuneration to remain above December quarter 2019 levels in the December quarter 2021.
•	Cargo revenue continues to improve on yield strength: Cargo revenue increased to $262 million, a 39 percent improvement compared to the September quarter 2019. This represents the fourth consecutive quarter of growth compared to 2019 comparable periods. Cargo strength relative to 2019 is expected to continue in the December quarter 2021 as constraints in global air cargo capacity during the peak holiday shipping period support continued yield strength.

Cost Performance

“Leading the industry on operational performance and achieving our goal of profitability for the quarter with an adjusted pre-tax profit of $216 million are great accomplishments and a testament to the perseverance of the Delta people,” said Dan Janki, Delta’s chief financial officer. “Our focus remains on restoring the airline to prepare for the next leg of the recovery, building upon our leadership position for the years ahead.”

Total operating expenses, adjusted of $7.8 billion in the September quarter 2021 increased 12 percent sequentially, primarily driven by non-fuel costs from the continued restoration of the airline. Compared to September quarter 2019, total operating expenses, adjusted were down $2.6 billion or 25 percent.

Fuel expense, adjusted increased 5 percent compared to the June quarter 2021 as lower fuel prices partially offset an 11 percent increase in capacity during the September quarter 2021. Adjusted fuel price of $1.94 per gallon was down 8 percent compared to the June quarter 2021 driven primarily by a refinery contribution versus a loss in the June quarter 2021. Carbon offsets expensed during the quarter drove a 4¢ impact on fuel prices as Delta fulfills its commitment to be a global carbon neutral airline by pursuing high quality, verified offsets. During the September quarter 2021, fuel efficiency, defined as gallons per 1,000 ASMs, improved 4.2 percent versus the same period in 2019 as a result of our fleet renewal efforts.

Non-fuel costs, adjusted of $6.3 billion increased 14 percent sequentially on an 11 percent increase in capacity and a 30 percent increase in adjusted revenue. Additionally, there was an increase in maintenance, training and other people-related costs required to support the restoration of the airline in the quarter as the company positions for further demand recovery in 2022. Compared to the September quarter of 2019, non-fuel unit costs (CASM-Ex) were 15 percent higher.

Non-operating expense for the September quarter 2021 was $673 million including mark-to-market losses on certain of our investments and losses on the extinguishment of debt. Non-operating expense, adjusted was $219 million, $6 million lower than June quarter 2021 driven by lower net interest expense, partially offset by other non-operating expenses.

Balance Sheet, Cash and Liquidity

“Balance sheet management remains a key priority for Delta as we chart our return to investment grade metrics in the coming years,” Janki said. “Over the last 12 months, we have reduced our financial obligations by $12 billion. During the September quarter, we used excess cash to reduce gross debt and interest expense while rebuilding unencumbered assets and managing our debt maturity profile.”

3

At the end of the September quarter 2021, the company had total debt and finance lease obligations of $27.8 billion with adjusted net debt of $19.3 billion. The company’s total debt had a weighted average interest rate of 4.2 percent at September quarter-end. In addition to maturities and normal amortization of nearly $184 million, the company completed a $1 billion debt tender offer, acquired aircraft with cash rather than financing those acquisitions and executed $276 million of open market debt repurchases in the September quarter 2021.

Since October 2020, Delta has reduced its financial obligations by $12 billion in aggregate via pension contributions and paydown of debt, including normal amortization. These actions have driven interest savings, freed up previously secured collateral, fully funded the pension on a Pension Protection Act basis and improved the company’s debt maturity profile.

Operating cash flow during the quarter was $151 million. Free cash flow was negative $463 million for the quarter with net capital expenditures reinvested in the business of $619 million.

The company’s Air Traffic Liability was $6.4 billion at September quarter-end, $562 million lower than at the end of the June quarter due to the impact the variant had on cash sales and normal seasonality. Travel credits at September quarter-end accounted for approximately 40 percent of the Air Traffic Liability and represented approximately 8 percent of average daily bookings during the quarter.

Delta ended the September quarter with $15.8 billion in liquidity, including $2.6 billion in undrawn revolver capacity.

Fleet

Today the company announced the incremental acquisition of two used A350 aircraft with deliveries planned for the December quarter 2021. Year to date and including today’s announcement, the company has finalized several fleet transactions, including the exercise of 55 A321neo options scheduled to deliver between 2022 and 2027 and agreements to acquire 38 gently used aircraft in the secondary market. These opportunistic acquisitions are consistent with the broader fleet strategy, complementing other actions taken over the last 18 months as the company accelerates fleet renewal efforts and prepares for continued recovery. Renewal efforts progress Delta towards a simpler, more efficient and sustainable fleet while also elevating product and customer experience.

Other Highlights from the September Quarter

Culture and People

•	Increased vaccination rates to approximately 90 percent of employees, as of October 12, 2021, as Delta continues to prioritize the health and safety of our people
•	Safely transported 10,000 evacuees from harm’s way in Afghanistan on Delta aircraft, in partnership with the Department of Defense under the Civil Reserve Air Fleet (CRAF) program
•	Partnered with the American Red Cross to transport 40,000 pounds of supplies, including American Red Cross blankets and comfort kits for evacuees on CRAF flights
•	Contributed $350,000 to the American Red Cross for disaster relief efforts during the quarter – this contribution is in addition to the $1 million grant to the American Red Cross as an Annual Disaster Giving Program member
•	Awarded the Travel Partner of the Year – Global Airline accolade in the U.K. for recognition of our commitment to the health and safety of our customers during the pandemic

Customer Experience and Loyalty

•	Continued to lead the industry in operational reliability across key operating metrics. In August, achieved record completion factor performance of 99.72 for both mainline and Delta Connection
•	Achieved 116 Brand Perfect Days as of October 11, 2021, on par with pre-pandemic levels. Brand Perfect Days are defined as those days when there are no cancellations across Delta’s mainline and regional operations

4

•	Hired more than 8,000 employees across the organization since the beginning of 2021 to bolster customer service, reduce customer wait times and improve reliability in the summer operation
•	For the fifth year in a row, Delta’s SkyMiles program secured the No. 1 spot against all global airlines in U.S. News & World Report’s annual ranking of airline loyalty programs
•	Selected by customers as the Skytrax Best Airline in North America for 2021 and recognized for its health, hygiene and safety protocols during the COVID-19 pandemic
•	Announced or launched network changes in response to increasing travel demand, including:

o	Nonstop service from Boston to Tel Aviv and Athens beginning in 2022
o	New flights to Boston’s top 20 Domestic markets with launch of DFW and CLT in October and BWI, DEN and SAN in July 2022
o	Doubled flights from August to September 2021 to Canada’s biggest markets following the country’s reopening to fully vaccinated Americans
o	Resumed nonstop service to Johannesburg, South Africa, restoring Delta service to all pre-COVID markets in Africa

•	Implemented the following changes to enhance Delta’s customer experience:
o	Increased flexibility for our customers by extending waivers for Basic Economy fares through the end of 2021 and by eliminating same-day standby fees
o	Led the industry as the only U.S. airline to extend Medallion Status and key SkyMiles benefits to January 2023 to give our most loyal customers more flexibility as travel resumes
o	Resumed hot meal service in the premium cabin on coast-to-coast flights, partnering with Souvla, Union Square Events and chefs Jon+Vinny to serve fresh meals in Delta One
o	Announced a new Spotify partnership to provide curated playlists, podcasts and elevated audio experience to Delta Studio for a more personalized experience
o	Equipped more than 100 aircraft with fast streaming Viasat connectivity and on track for more than 300 aircraft to be equipped by year-end 2021
o	Reopened full network of Delta Sky Clubs by July 2021 and re-introduced signature hot food items in Clubs throughout the summer

Environmental, Social and Governance

•	Accelerated fleet renewal efforts by exercising options for 30 incremental A321neos in July 2021, which are expected to be 20 percent more efficient than the aircraft being replaced and begin deliveries in 2022
•	Partnered with Chevron and Google to analyze sustainable aviation fuel (SAF) emissions data and increase industry transparency
•	Signed an agreement with Aemetis for 250 million gallons of SAF to be delivered over the 10-year term of the agreement. With this announcement, Delta anticipates more than 80 million gallons of SAF will be available for annual consumption beginning in 2025
•	Announced our commitment to work with the Science Based Targets initiative (SBTi) to set a net-zero 2050 target and an interim emissions intensity target for our airline operations, consistent with recently issued SBTi guidance for the aviation sector
•	Announced plans to join three key climate coalitions - the UN’s Race to Zero initiative, the LEAF Coalition and the World Economic Forum's Clean Skies for Tomorrow initiative – bolstering our commitment to a future of zero impact aviation
•	Continuing commitment to enhanced Inclusion Training with more than 55,000 employees completing DEI (Diversity, Equity & Inclusion) training classes in the last year
•	Issued the 2021 “Close the Gap” report, demonstrating our commitment to transparency in our journey to becoming a more diverse, equitable, anti-racist and anti-discrimination organization

Payroll Support Program / Government Grant Accounting

In the September quarter 2021, the remaining $1.8 billion of PSP3 was recognized as a contra-expense, which is reflected as “government grant recognition” on the Consolidated Statements of Operations.

5

September Quarter Results

September quarter results have been adjusted primarily for the government grant recognition, losses on extinguishment of debt, unrealized losses on investments, and third-party refinery sales as described in the reconciliations in Note A.

	GAAP		$ Change		% Change
($ in millions except per share and unit costs)	3Q21	3Q19
Pre-tax income	1,532	1,947	(415)		(21)%
Net income	1,212	1,495	(283)		(19)%
Diluted earnings per share	1.89	2.31	(0.42)		(18)%
Pre-tax margin	16.7%	15.5%	1.2	pts	8%
Operating revenue	9,154	12,560	(3,406)		(27)%
Total revenue per available seat mile (TRASM) (cents)	16.93	16.58	0.35		2%
Operating expense	6,949	10,489	(3,540)		(34)%
Fuel expense	1,552	2,239	(687)		(31)%
Average fuel price per gallon	1.97	1.94	0.03		2%
Cost per available seat mile (CASM) (cents)	12.85	13.85	(1.00)		(7)%
Non-operating expense	673	124	549		443%
Total debt and finance lease obligations	27,819	10,119	17,700		175%
Capital expenditures	830	945	(115)		(12)%
Operating cash flow	151	2,245	(2,094)		(93)%

	Adjusted		$ Change		% Change
($ in millions except per share and unit costs)	3Q21	3Q19
Pre-tax income	216	1,968	(1,752)		(89)%
Net income	194	1,507	(1,313)		(87)%
Diluted earnings per share	0.30	2.33	(2.02)		(87)%
Pre-tax margin	2.6%	15.7%	(13.1)	pts	(83)%
Operating revenue	8,281	12,507	(4,226)		(34)%
TRASM (cents)	15.31	16.51	(1.20)		(7)%
Operating expense	7,846	10,460	(2,614)		(25)%
Fuel expense	1,533	2,257	(724)		(32)%
Average fuel price per gallon	1.94	1.96	(0.02)		(1)%
Non-fuel cost	6,313	7,685	(1,372)		(18)%
Consolidated unit cost (CASM-Ex) (cents)	11.67	10.15	1.53		15%
Non-operating expense	219	79	140		177%
Adjusted net debt	19,296	10,265	9,031		88%
Capital expenditures, net	619	822	(204)		(25)%
Free cash flow	(463)	1,422	(1,885)		(133)%

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About Delta Air Lines In a world that thrives on connection, no one better connects the world than Delta Air Lines (NYSE: DAL). Powered by its people around the world, Delta is the U.S. global airline leader in safety, innovation, reliability and customer experience. Delta was named by J.D. Power & Associates as the No. 1 airline in its 2021 North American Satisfaction Study, a recognition of its decade-long airline industry leadership in operational excellence and award-winning customer service.

Delta is a values-driven company with a mission of connecting the people and cultures of the globe, striving to foster understanding across a diverse world. Delta is the first airline to commit to becoming carbon neutral on a global basis by focusing on carbon reductions and removals, stakeholder engagement, and coalition building. Delta’s long-term vision is zero-impact aviation: air travel that does not damage the environment directly or indirectly via greenhouse gas emissions, noise, waste generation or other environmental impacts. Its people are committed to these values while leading the way in ensuring safe, reliable and comfortable travel.

Forward Looking Statements

Statements made in this press release that are not historical facts, including statements regarding our estimates, expectations, beliefs, intentions, projections, goals, aspirations, commitments or strategies for the future, should be considered “forward-looking statements” under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such statements are not guarantees or promised outcomes and should not be construed as such. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the estimates, expectations, beliefs, intentions, projections, goals, aspirations, commitments and strategies reflected in or suggested by the forward-looking statements. These risks and uncertainties include, but are not limited to, the material adverse effect that the COVID-19 pandemic is having on our business; the impact of incurring significant debt in response to the pandemic; failure to comply with the financial and other covenants in our financing agreements; the possible effects of accidents involving our aircraft or aircraft of our airline partners; breaches or lapses in the security of technology systems on which we rely; disruptions in our information technology infrastructure; our dependence on technology in our operations; our commercial relationships with airlines in other parts of the world and the investments we have in certain of those airlines; the effects of a significant disruption in the operations or performance of third parties on which we rely; failure to realize the full value of intangible or long-lived assets; labor issues; the effects of weather, natural disasters and seasonality on our business; the cost of aircraft fuel; the availability of aircraft fuel; failure or inability of insurance to cover a significant liability at Monroe’s Trainer refinery; failure to comply with existing and future environmental regulations to which Monroe’s refinery operations are subject, including costs related to compliance with renewable fuel standard regulations; our ability to retain senior management and other key employees, and to maintain our company culture; significant damage to our reputation and brand, including from exposure to significant adverse publicity; the effects of terrorist attacks, geopolitical conflict or security events; competitive conditions in the airline industry; extended interruptions or disruptions in service at major airports at which we operate or significant problems associated with types of aircraft or engines we operate; the effects of extensive government regulation we are subject to; the impact of environmental regulation, including increased regulation to reduce emissions and other risks associated with climate change, on our business; and unfavorable economic or political conditions in the markets in which we operate or volatility in currency exchange rates.

Additional information concerning risks and uncertainties that could cause differences between actual results and forward-looking statements is contained in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and our Quarterly Report for the quarterly period ended June 30, 2021. Caution should be taken not to place undue reliance on our forward-looking statements, which represent our views only as of the date of this press release, and which we undertake no obligation to update except to the extent required by law.

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DELTA AIR LINES, INC.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
(in millions, except per share data)	2021	2019	$ Change	% Change	2021	2019	$ Change	% Change
Operating Revenue:
Passenger	$7,191	$11,410	$(4,219)	(37)%	$15,278	$32,032	$(16,754)	(52)%
Cargo	262	189	73	39%	728	567	161	28%
Other	1,701	961	740	77%	4,423	2,969	1,454	49%
Total operating revenue	9,154	12,560	(3,406)	(27)%	20,429	35,568	(15,139)	(43)%

Operating Expense:
Salaries and related costs	2,566	2,976	(410)	(14)%	7,096	8,555	(1,459)	(17)%
Aircraft fuel and related taxes	1,552	2,239	(687)	(31)%	4,056	6,508	(2,452)	(38)%
Ancillary businesses and refinery	1,079	279	800	NM	2,724	945	1,779	NM
Contracted services	634	760	(126)	(17)%	1,723	2,200	(477)	(22)%
Depreciation and amortization	501	631	(130)	(21)%	1,494	1,960	(466)	(24)%
Landing fees and other rents	524	566	(42)	(7)%	1,477	1,638	(161)	(10)%
Regional carrier expense	453	543	(90)	(17)%	1,258	1,622	(364)	(22)%
Aircraft maintenance materials and outside repairs	433	424	9	2%	1,014	1,334	(320)	(24)%
Passenger commissions and other selling expenses	308	597	(289)	(48)%	640	1,668	(1,028)	(62)%
Passenger service	226	360	(134)	(37)%	520	988	(468)	(47)%
Aircraft rent	105	110	(5)	(5)%	313	318	(5)	(2)%
Restructuring charges	33	–	33	NM	(3)	–	(3)	NM
Government grant recognition	(1,822)	–	(1,822)	NM	(4,512)	–	(4,512)	NM
Profit sharing	–	517	(517)	(100)%	–	1,256	(1,256)	(100)%
Other	357	487	(130)	(27)%	1,006	1,357	(351)	(26)%
Total operating expense	6,949	10,489	(3,540)	(34)%	18,806	30,349	(11,543)	(38)%

Operating Income	2,205	2,071	134	6%	1,623	5,219	(3,596)	(69)%

Non-Operating Expense:
Interest expense, net	(314)	(70)	(244)	NM	(1,014)	(228)	(786)	NM
Impairments and equity method (losses)/gains	(49)	27	(76)	NM	(102)	(44)	(58)	NM
Gain/(Loss) on investments, net	(223)	(35)	(188)	NM	251	(17)	268	NM
Loss on extinguishment of debt	(183)	–	(183)	NM	(266)	–	(266)	NM
Miscellaneous, net	96	(46)	142	NM	301	(130)	431	NM
Total non-operating expense, net	(673)	(124)	(549)	NM	(830)	(419)	(411)	98%

Income Before Income Taxes	1,532	1,947	(415)	(21)%	793	4,800	(4,007)	(83)%

Income Tax Provision	(320)	(452)	132	(29)%	(105)	(1,131)	1,026	(91)%

Net Income	1,212	1,495	(283)	(19)%	$688	$3,669	$(2,981)	(81)%

Basic Earnings Per Share	$1.90	$2.32			$1.08	$5.61
Diluted Earnings Per Share	$1.89	$2.31			$1.07	$5.59

Basic Weighted Average Shares Outstanding	637	646			636	654
Diluted Weighted Average Shares Outstanding	641	648			641	656

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DELTA AIR LINES, INC.

Passenger Revenue

(Unaudited)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
(in millions)	2021	2019	$ Change	% Change	2021	2019	$ Change	% Change
Ticket - Main cabin	$3,742	$6,021	$(2,279)	(38)%	$7,939	$16,680	$(8,741)	(52)%
Ticket - Business cabin and premium products	2,495	4,008	(1,513)	(38)%	5,128	11,306	(6,178)	(55)%
Loyalty travel awards	544	732	(188)	(26)%	1,213	2,174	(961)	(44)%
Travel-related services	410	649	(239)	(37)%	998	1,872	(874)	(47)%
Total passenger revenue	$7,191	$11,410	$(4,219)	(37)%	$15,278	$32,032	$(16,754)	(52)%

DELTA AIR LINES, INC.

Other Revenue

(Unaudited)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
(in millions)	2021	2019	$ Change	% Change	2021	2019	$ Change	% Change
Refinery	$872	$6	$866	NM	$2,189	$94	$2,095	NM
Loyalty program	453	485	(32)	(7)%	1,260	1,443	(183)	(13)%
Ancillary businesses	215	285	(70)	(25)%	586	896	(310)	(35)%
Miscellaneous	161	185	(24)	(13)%	388	536	(148)	(28)%
Total other revenue	$1,701	$961	$740	77%	$4,423	$2,969	$1,454	49%

DELTA AIR LINES, INC.

Total Revenue

(Unaudited)

		Increase (Decrease)
		3Q21 versus 3Q19
Revenue	3Q21 ($M)	Change	Unit Revenue	Yield	Capacity
Domestic	$5,759	(28)%	(15)%	(10)%	(16)%
Atlantic	730	(65)%	(20)%	1%	(56)%
Latin America	564	(16)%	(10)%	(1)%	(7)%
Pacific	138	(80)%	(39)%	101%	(67)%
Total Passenger	$7,191	(37)%	(12)%	(2)%	(29)%
Cargo Revenue	262	39%
Other Revenue	1,701	77%
Total Revenue	$9,154	(27)%	2%
Third Party Refinery Sales	(872)
Total Revenue, adjusted	$8,281	(34)%	(7)%

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DELTA AIR LINES, INC.

Statistical Summary

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2021	2019	Change	2021	2019	Change
Revenue passenger miles (millions)	43,057	66,862	(36)%	94,290	181,652	(48)%
Available seat miles (millions)	54,083	75,742	(29)%	142,730	209,911	(32)%
Passenger mile yield (cents)	16.70	17.07	(2)%	16.20	17.63	(8)%
Passenger revenue per available seat mile (cents)	13.30	15.06	(12)%	10.70	15.26	(30)%
Total revenue per available seat mile (cents)	16.93	16.58	2%	14.31	16.94	(16)%
TRASM, adjusted - see Note A (cents)	15.31	16.51	(7)%	12.78	16.83	(24)%
Cost per available seat mile (cents)	12.85	13.85	(7)%	13.18	14.46	(9)%
CASM-Ex - see Note A (cents)	11.67	10.15	15%	11.96	10.66	12%
Passenger load factor	80%	88%	(8) pts	66%	87%	(21)	pts
Fuel gallons consumed (millions)	789	1,154	(32)%	2,023	3,215	(37)%
Average price per fuel gallon	$1.97	$1.94	2%	$2.00	$2.03	(1)%
Average price per fuel gallon, adjusted - see Note A	$1.94	$1.96	(1)%	$1.99	$2.02	(1)%

10

DELTA AIR LINES, INC.

Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended
	September 30,
(in millions)	2021	2019
Cash Flows From Operating Activities:
Net income	$1,212	$1,495
Depreciation and amortization	501	631
Changes in air traffic liability	(562)	(854)
Changes in profit sharing	–	517
Deferred government grant recognition	(1,822)	–
Changes in balance sheet and other, net	822	456
Net cash provided by operating activities	151	2,245
Cash Flows From Investing Activities:
Property and equipment additions:
Flight equipment, including advance refunds/(payments)	(434)	(549)
Ground property and equipment, including technology	(396)	(396)
Purchase of short-term investments	(5,212)	–
Redemption of short-term investments	5,664	–
Other, net	(6)	(180)
Net cash used in investing activities	(384)	(1,125)
Cash Flows From Financing Activities:
Payments on debt and finance lease obligations	(1,553)	(355)
Repurchase of common stock	–	(208)
Cash dividends	–	(260)
Other, net	(12)	(628)
Net cash used in financing activities	(1,565)	(1,451)
Net Increase in Cash, Cash Equivalents and Restricted Cash Equivalents	(1,798)	(331)
Cash, cash equivalents and restricted cash equivalents at beginning of period	$11,458	$3,029
Cash, cash equivalents and restricted cash equivalents at end of period	$9,660	$2,698

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the Consolidated Balance Sheets to the total of the same such amounts shown above:

Current assets:
Cash and cash equivalents	$8,785	$1,899
Restricted cash included in prepaid expenses and other	162	46
Other assets:
Cash restricted for airport construction	713	753
Total cash, cash equivalents and restricted cash equivalents	$9,660	$2,698

11

DELTA AIR LINES, INC.

Consolidated Balance Sheets

(Unaudited)

	September 30,	December 31,
(in millions)	2021	2020
ASSETS
Current Assets:
Cash and cash equivalents	$8,785	$8,307
Short-term investments	4,417	5,789
Accounts receivable, net	2,183	1,396
Fuel inventory	641	377
Expendable parts and supplies inventories, net	371	355
Prepaid expenses and other	1,074	1,180
Total current assets	17,471	17,404

Property and Equipment, Net:
Property and equipment, net	27,816	26,529

Other Assets:
Operating lease right-of-use assets	5,827	5,733
Goodwill	9,753	9,753
Identifiable intangibles, net	6,004	6,011
Cash restricted for airport construction	713	1,556
Equity investments	1,919	1,665
Deferred income taxes, net	1,813	1,988
Other noncurrent assets	1,467	1,357
Total other assets	27,496	28,063
Total assets	$72,783	$71,996

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current maturities of debt and finance leases	$2,296	$1,732
Current maturities of operating leases	636	678
Air traffic liability	6,246	4,044
Accounts payable	4,017	2,840
Accrued salaries and related benefits	2,198	2,086
Loyalty program deferred revenue	2,619	1,777
Fuel card obligation	1,100	1,100
Other accrued liabilities	1,812	1,670
Total current liabilities	20,924	15,927

Noncurrent Liabilities:
Debt and finance leases	25,523	27,425
Noncurrent air traffic liability	130	500
Pension, postretirement and related benefits	8,408	10,630
Loyalty program deferred revenue	4,837	5,405
Noncurrent operating leases	5,742	5,713
Other noncurrent liabilities	4,613	4,862
Total noncurrent liabilities	49,253	54,535

Commitments and Contingencies
Stockholders' Equity:	2,606	1,534
Total liabilities and stockholders' equity	$72,783	$71,996

12

Note A: The following tables show reconciliations of non-GAAP financial measures. The reasons Delta uses these measures are described below. Reconciliations may not calculate due to rounding.

Delta sometimes uses information ("non-GAAP financial measures") that is derived from the Consolidated Financial Statements, but that is not presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). Under the Securities and Exchange Commission rules, non-GAAP financial measures may be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. The tables below show reconciliations of non-GAAP financial measures used in this release to the most directly comparable GAAP financial measures.

Forward Looking Projections. Delta is not able to reconcile forward looking non-GAAP financial measures without unreasonable effort because the adjusting items such as those used in the reconciliations below will not be known until the end of the period and could be significant.

13

Pre-Tax Income, Net Income, and Diluted Earnings per Share, adjusted. In the current period, pre-tax income, net income, and diluted earnings per share, adjusted exclude the following items directly related to the impact of COVID-19 and our response for comparability with the prior period:

Restructuring charges. During 2020, we recorded restructuring charges for items such as fleet impairments and voluntary early retirement and separation programs following strategic business decisions in response to the COVID-19 pandemic. In the September quarter 2021, we recognized $33 million of adjustments to certain of those restructuring charges, representing changes in our estimates.

Government grant recognition. We recognized $1.8 billion of the grant proceeds from the payroll support program extensions as contra-expense during the September quarter 2021. We recognized the grant proceeds as contra-expense based on the periods that the funds were intended to compensate and have fully used all proceeds from the payroll support program extensions as of the end of the September quarter 2021.

Impairments and equity method losses. These adjustments relate to recording our share of the losses recorded by our equity method investees.

Loss on extinguishment of debt. This adjustment relates to early termination of a portion of our debt.

We also regularly adjust pre-tax income, net income, and diluted earnings per share for the following items to determine pre-tax income, net income, and diluted earnings per share, adjusted for the reasons described below. We include the income tax effect of adjustments when presenting net income, adjusted.

MTM adjustments and settlements on hedges. Mark-to-market ("MTM") adjustments are defined as fair value changes recorded in periods other than the settlement period. Such fair value changes are not necessarily indicative of the actual settlement value of the underlying hedge in the contract settlement period. Settlements represent cash received or paid on hedge contracts settled during the applicable period.

Equity investment MTM adjustments. We adjust for our proportionate share of our equity method investee, Virgin Atlantic’s, hedge portfolio MTM adjustments (recorded in non-operating expense) to allow investors to understand and analyze our core operational performance in the periods shown.

MTM adjustments on investments. Unrealized gains/losses result from our equity investments that are accounted for at fair value in non-operating expense. These gains/losses are driven by changes in stock prices, other valuation techniques for investments in companies without publicly-traded shares and foreign currency fluctuations. Adjusting for these gains/losses allows investors to better understand and analyze our core operational performance in the periods shown.

Delta Private Jets adjustment. Because we combined Delta Private Jets with Wheels Up in January 2020, we have excluded the impact of Delta Private Jets from 2019 results for comparability.

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	Three Months Ended			Three Months Ended
	September 30, 2021			September 30, 2021
	Pre-Tax	Income	Net	Diluted Earnings
(in millions, except per share data)	Income	Tax	Income	Per Share
GAAP	$1,532	$(320)	$1,212	$1.89
Adjusted for:
Restructuring charges	33	(8)	25
Government grant recognition	(1,822)	424	(1,398)
Impairments and equity method losses	49	16	65
Loss on extinguishment of debt	183	(43)	140
MTM adjustments and settlements on hedges	19	(4)	15
MTM adjustments on investments	223	(87)	136
Non-GAAP	$216	$(22)	$194	$0.30

	Three Months Ended			Three Months Ended
	September 30, 2019			September 30, 2019
	Pre-Tax	Income	Net	Diluted Earnings
(in millions, except per share data)	Income	Tax	Income	Per Share
GAAP	$1,947	$(452)	$1,495	$2.31
Adjusted for:
MTM adjustments and settlements on hedges	(25)	6	(19)
Equity investment MTM adjustments	10	(2)	8
MTM adjustments on investments	35	(13)	22
Delta Private Jets adjustment	1	–	1
Non-GAAP	$1,968	$(461)	$1,507	$2.33

Pre-Tax Margin, adjusted. In the current period, pre-tax margin, adjusted excludes the following items directly related to the impact of COVID-19 and our response: restructuring charges, government grant recognition, impairments and equity method losses, and loss on extinguishment of debt, as discussed above under the heading pre-tax income, net income, and diluted earnings per share, adjusted. We adjust pre-tax margin for MTM adjustments and settlements on hedges, equity investment MTM adjustments and MTM adjustments on investments for the same reasons described above under the heading pre-tax income, net income, and diluted earnings per share, adjusted. We adjust for third-party refinery sales for the reasons described below.

Third-party refinery sales. We adjust pre-tax margin for refinery sales to third parties to determine pre-tax margin, adjusted because this activity is not related to our airline segment. Pre-tax margin, adjusted therefore provides a more meaningful comparison of pre-tax margin from our airline operations to the rest of the airline industry.

	Three Months Ended
	September 30, 2021	September 30, 2019
Pre-tax margin	16.7%	15.5%
Adjusted for:
Restructuring charges	0.4%	–%
Government grant recognition	(19.9)%	–%
Impairments and equity method losses	0.5%	–%
Loss on extinguishment of debt	2.0%	–%
MTM adjustments and settlements on hedges	0.2%	(0.2)%
Equity investment MTM adjustments	–%	0.1%
MTM adjustments on investments	2.4%	0.3%
Third-party refinery sales	0.2%	0.1%
Pre-tax margin, adjusted	2.6%	15.7%

15

Operating Revenue, adjusted and Total Revenue Per Available Seat Mile ("TRASM"), adjusted. We adjust operating revenue and TRASM for third party refinery sales for the reasons described above under the heading pre-tax margin, adjusted. We make an adjustment for the impact of Delta Private Jets for the same reason described above under the heading pre-tax income, net income, and diluted earnings per share, adjusted.

	Three Months Ended				3Q21 vs 3Q19
(in millions)	September 30, 2021	June 30, 2021	December 31, 2019	September 30, 2019	% Change
Operating revenue	$9,154	$7,126	$11,439	$12,560
Adjusted for:
Third-party refinery sales	(872)	(777)	(2)	(6)
Delta Private Jets adjustment	–	–	(53)	(47)
Operating revenue, adjusted	$8,281	$6,349	$11,384	$12,507	(34)%

	Nine Months Ended
(in millions)	September 30, 2021	September 30, 2019	Change

Operating revenue	$20,429	$35,568
Adjusted for:
Third-party refinery sales	(2,189)	(94)
Delta Private Jets adjustment	–	(139)
Operating revenue, adjusted	$18,240	$35,335	(48)%

	Three Months Ended			3Q21 vs 3Q19
(in millions)	September 30, 2021	June 30, 2021	September 30, 2019	% Change

TRASM (cents)	16.93	14.68	16.58
Adjusted for:
Third-party refinery sales	(1.61)	(1.60)	(0.01)
Delta Private Jets adjustment	–	–	(0.06)
TRASM, adjusted	15.31	13.08	16.51	(7)%

	Nine Months Ended		Change
(in millions)	September 30, 2021	September 30, 2019

TRASM (cents)	14.31	16.94
Adjusted for:
Third-party refinery sales	(1.53)	(0.05)
Delta Private Jets adjustment	–	(0.07)
TRASM, adjusted	12.78	16.83	(24)%

16

Operating Expense, adjusted. In the current period, operating expense, adjusted excludes the following items directly related to the impact of COVID-19 and our response: restructuring charges and government grant recognition, as discussed above under the heading pre-tax income, net income, and diluted earnings per share, adjusted. We also adjust operating expense for MTM adjustments and settlements on hedges, third-party refinery sales and the impact of Delta Private Jets for the same reasons described above under the headings pre-tax income, net income, and diluted earnings per share, adjusted, and pre-tax margin, adjusted to determine operating expense, adjusted.

	Three Months Ended
(in millions)	September 30, 2021	June 30, 2021	September 30, 2019
Operating expense	$6,949	$6,310	$10,489
Adjusted for:
Restructuring charges	(33)	(8)	–
Government grant recognition	1,822	1,504	–
MTM adjustments and settlements on hedges	(19)	(24)	25
Third-party refinery sales	(872)	(777)	(6)
Delta Private Jets adjustment	–	–	(49)
Operating expense, adjusted	$7,846	$7,005	$10,460

Fuel expense, adjusted and Average fuel price per gallon, adjusted. We adjust fuel expense for MTM adjustments and settlements on hedges and the impact of Delta Private Jets for the same reasons described under the heading pre-tax income, net income, and diluted earnings per share, adjusted.

				Average Price Per Gallon
	Three Months Ended			Three Months Ended
	September 30,	June 30,	September 30,	September 30,	June 30,	September 30,
(in millions, except per gallon data)	2021	2021	2019	2021	2021	2019
Total fuel expense	$1,552	$1,487	$2,239	$1.97	$2.16	$1.94
MTM adjustments and settlements on hedges	(19)	(24)	25	(0.02)	(0.03)	0.02
Delta Private Jets adjustment	–	–	(7)	–	–	(0.01)
Total fuel expense, adjusted	$1,533	$1,463	$2,257	$1.94	$2.12	$1.96

			Average Price Per Gallon
	Nine Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
(in millions, except per gallon data)	2021	2019	2021	2019
Total fuel expense	$4,056	$6,508	$2.00	$2.03
MTM adjustments and settlements on hedges	(20)	8	(0.01)	–
Delta Private Jets adjustment	–	(22)	–	(0.01)
Total fuel expense, adjusted	$4,037	$6,494	$1.99	$2.02

Percent change 2021 YTD compared to 2019 YTD	(38)%

17

Non-Fuel Cost and Non-Fuel Unit Cost or Cost per Available Seat Mile, ("CASM-Ex"). In the current period, non-fuel cost and CASM-Ex excludes the following items directly related to the impact of COVID-19 and our response: restructuring charges and government grant recognition, as discussed above under the heading pre-tax income, net income, and diluted earnings per share, adjusted. We adjust for refinery sales to third parties for the same reason described above under the heading pre-tax margin, adjusted. We adjust for the impact of Delta Private Jets for the same reason described above under the heading pre-tax income, net income, and diluted earnings per share, adjusted. We also adjust operating expense and CASM for the following items to determine non-fuel cost and CASM-Ex for the reasons described below.

Aircraft fuel and related taxes. The volatility in fuel prices impacts the comparability of year-over-year financial performance. The adjustment for aircraft fuel and related taxes allows investors to understand and analyze our non-fuel costs and year-over-year financial performance.

Profit sharing. We adjust for profit sharing because this adjustment allows investors to better understand and analyze our recurring cost performance and provides a more meaningful comparison of our core operating costs to the airline industry.

	Three Months Ended			3Q21 vs 3Q19
	September 30, 2021	December 31, 2019	September 30, 2019	% Change
CASM (cents)	12.85	15.34	13.85
Adjusted for:
Restructuring charges	(0.06)	–	–
Government grant recognition	3.37	–	–
Aircraft fuel and related taxes	(2.87)	(3.08)	(2.96)
Third-party refinery sales	(1.61)	–	(0.01)
Profit sharing	–	(0.59)	(0.68)
Delta Private Jets adjustment	–	(0.07)	(0.05)
CASM-Ex	11.67	11.59	10.15	15%

	Nine Months Ended
	September 30, 2021	September 30, 2019	Change
CASM (cents)	13.18	14.46
Adjusted for:
Restructuring charges	–	–
Government grant recognition	3.16	–
Aircraft fuel and related taxes	(2.84)	(3.10)
Third-party refinery sales	(1.53)	(0.05)
Profit sharing	–	(0.60)
Delta Private Jets adjustment	–	(0.06)
CASM-Ex	11.96	10.66	12%

	Three Months Ended			3Q21 vs 3Q19
(in millions)	September 30, 2021	June 30, 2021	September 30, 2019	% Change
Operating Expense	6,949	6,310	10,489
Adjusted for:
Restructuring charges	(33)	(8)	–
Government grant recognition	1,822	1,504	–
Aircraft fuel and related taxes	(1,552)	(1,487)	(2,239)
Third-party refinery sales	(872)	(777)	(6)
Profit sharing	–	–	(517)
Delta Private Jets adjustment	–	–	(42)
Non-Fuel Cost	6,313	5,541	7,685	(18)%

18

Non-operating expense, adjusted. In the current period, non-operating expense, adjusted excludes the following items directly related to the impact of COVID-19 and our response: impairments and equity method losses and loss on extinguishment of debt, as discussed above under the heading pre-tax income, net income, and diluted earnings per share, adjusted. We also adjust for equity investment MTM adjustments and MTM adjustments on investments to determine non-operating expense, adjusted for the same reasons described above in the heading pre-tax income, net income, and diluted earnings per share, adjusted.

	Three Months Ended
(in millions)	September 30, 2021	June 30, 2021	September 30, 2019
Non-operating expense	$673	$40	$124
Adjusted for:
Impairments and equity method losses	(49)	–	–
Loss on extinguishment of debt	(183)	(26)	–
Equity investment MTM adjustments	–	–	(10)
MTM adjustments on investments	(223)	211	(35)
Non-operating expense, adjusted	$219	$225	$79

Adjusted Net Debt. Delta uses adjusted total debt, including aircraft rent, in addition to adjusted debt and finance leases, to present estimated financial obligations. Delta reduces adjusted total debt by cash, cash equivalents and short-term investments, and LGA restricted cash, resulting in adjusted net debt, to present the amount of assets needed to satisfy the debt. Management believes this metric is helpful to investors in assessing the company's overall debt profile.

(in millions)	September 30, 2021
Debt and finance lease obligations	$27,819
Plus: sale-leaseback financing liabilities	2,247
Plus: unamortized discount/(premium) and debt issue cost, net and other	227
Adjusted debt and finance lease obligations	$30,293
Plus: 7x last twelve months' aircraft rent	2,917
Adjusted total debt	$33,210
Less: cash, cash equivalents and short-term investments	(13,201)
Less: LGA restricted cash	(713)
Adjusted net debt	$19,296

(in millions)	September 30, 2019
Debt and finance lease obligations	$10,119
Plus: unamortized discount/(premium) and debt issue cost, net and other	(151)
Adjusted debt and finance lease obligations	$9,968
Plus: 7x last twelve months' aircraft rent	2,948
Adjusted total debt	$12,916
Less: cash, cash equivalents and short-term investments	(1,899)
Less: LGA restricted cash	(753)
Adjusted net debt	$10,265

19

Capital Expenditures, net. We present net capital expenditures because management believes investors should be informed that a portion of these capital expenditures from airport construction projects are either reimbursed by a third party or funded with restricted cash specific to these projects.

	Three Months Ended
(in millions)	September 30, 2021	September 30, 2019
Flight equipment, including advance payments	$434	$549
Ground property and equipment, including technology	396	396
Net cash flows related to certain airport construction projects	(211)	(123)
Capital expenditures, net	$619	$822

Free Cash Flow. We present free cash flow because management believes these metrics are helpful to investors to evaluate the company's ability to generate cash that is available for use for debt service or general corporate initiatives. Free cash flow is defined as net cash from operating activities and net cash from investing activities, adjusted for (i) net redemptions of short-term investments, (ii) strategic investments and related and (iii) net cash flows related to certain airport construction projects and other. These adjustments are made for the following reasons:

Net redemptions of short-term investments. Net redemptions of short-term investments represent the net purchase and sale activity of investments and marketable securities in the period, including gains and losses. We adjust for this activity to provide investors a better understanding of the company's free cash flow generated by our operations.

Strategic investments and related. Cash flows related to our investments in and related transactions with other airlines are included in our GAAP investing activities. We adjust for this activity because it provides a more meaningful comparison to our airline industry peers.

Net cash flows related to certain airport construction projects and other. Cash flows related to certain airport construction projects are included in our GAAP operating activities and capital expenditures. We have adjusted for these items, which were primarily funded by cash restricted for airport construction, to provide investors a better understanding of the company's free cash flow and capital expenditures that are core to our operations in the periods shown.

	Three Months Ended
(in millions)	September 30, 2021	September 30, 2019
Net cash provided by operating activities	$151	$2,245
Net cash used in investing activities	(384)	(1,125)
Adjustments:
Net redemptions of short-term investments	(452)	–
Strategic investments and related	–	81
Net cash flows related to certain airport construction projects and other	222	221
Free cash flow	$(463)	$1,422

20